Exhibit 99.1

AT THE COMPANY

Clifford Bolen
President and Chief Executive Officer
(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 20, 2007

Vita Announces Loan Agreement

Chicago, IL (June 20, 2007) —Vita Food Products, Inc. (AMEX: VSF) today announced that MDB Alternative Investments L.L.C. (“MDB”), an entity to be controlled by Howard Bedford, a member of the Company’s Board of Directors, has transferred the remaining $2,000,000 of his previously announced $3,000,000 aggregate investment in the Company.  In consideration for this transfer, the Company has issued a Note to MDB dated June 15, 2007.  The Note is secured by a Second Mortgage on the Company’s real property located at 2222 West Lake Street in Chicago, Illinois, and bears interest at the annual rate of 6%.  The Note matures on August 31, 2007 but is prepayable without penalty.  The Company intends to prepay the Note upon the Company’s issuance to MDB of 2,400,000 shares of common stock and warrants to purchase a total of 2,000,000 additional shares pursuant to the Securities Purchase Agreement between the Company and Mr. Bedford dated May 14, 2007.  At such time, the entire $3,000,000 will become an equity investment in the Company.  The Company’s issuance of such securities remains subject to a waiting period imposed by the Federal securities laws to follow the distribution of a Schedule 14C Information Statement to stockholders as well as approval by the American Stock Exchange, that has been requested, of the listing of the shares to be issued to MDB.   Schedule 14C was distributed to all registered stockholders on June 6, 2007.

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, barbecue sauces and other meat enhancements and salsas.  The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam®, Budweiser™, Dr Pepper®, 7UP® and A&W® brands.

For more information visit www.vitafoodproducts.com

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s issuance of securities.  Any such statements are subject to risks and uncertainties, including regulatory approvals and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.